UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/13/2012

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2012, Discovery Communications, LLC (the “Company”), a wholly-owned subsidiary of Discovery Communications, Inc. announced that Kurt Wehner was appointed to serve as the Company's Chief Accounting Officer. Mr. Wehner, age 50, joined the Company in September 2011, as its Vice President, Corporate Accounting and was named Senior Vice President, Corporate Accounting in March 2012. Prior to joining the Company, Mr. Wehner held numerous positions at KPMG, most recently as an Audit Partner in KPMG's national office since 2006.

The Company has entered into an employment agreement with Mr. Wehner to serve as its Chief Accounting Officer starting November 12, 2012 and running through November 15, 2015. The parties may agree to renew the employment agreement. If the Company intends to enter into negotiations to renew Mr. Wehner's employment agreement, the Company must notify Mr. Wehner to that effect, in writing, no later than 60 days prior to the end of Mr. Wehner's term of employment pursuant to this employment agreement.
Mr. Wehner's base salary will be $325,000 and future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly situated employees. Mr. Wehner's annual incentive compensation plan target amount will equal 35% of his base salary. There is no guaranteed bonus amount.
During the first 60 days after Mr. Wehner's execution of the employment agreement, he will be recommended to be granted non-qualified stock options with a target value of $65,000. Mr. Wehner will also be considered for annual equity grants in accordance with the Company's normal executive compensation processes and practices.
Mr. Wehner's employment may be terminated for Cause, as defined in the employment agreement. “Cause” means (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Wehner's employment with the Company; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Business Conduct and Ethics; (d) improper conduct substantially prejudicial to the Company's business; (e) willful unauthorized disclosure or use of Company confidential information; (f) material improper destruction of Company property; or (g) willful misconduct in connection with the performance of Mr. Wehner's duties. If Mr. Wehner's employment is terminated for Cause, he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination.
If Mr. Wehner's employment is terminated without Cause (as defined above), or for Good Reason, as defined in the employment agreement, the Company will make the following severance payments: (a) current salary for the longer of the balance of the term of the employment agreement, 26 weeks, or the length of time for which Mr. Wehner would otherwise be eligible to receive severance payments under the Company's severance plan then in effect; and (b) the prorated portion of Mr. Wehner's bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics). These severance amounts are contingent on Mr. Wehner executing a release in favor of the Company. “Good Reason” means a material reduction in Mr. Wehner's responsibilities or a material change in the location of the office where Mr. Wehner works. Additionally, if Mr. Wehner secures employment or any consulting, contractor or other business arrangement for services during the period during which the Company is providing severance payments, the Company would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Wehner receives for those services.   If the Company does not elect to negotiate to renew the agreement, Mr. Wehner would be entitled to the severance benefits described above. The employment agreement also contains customary non-competition and non-solicitation clauses effective on the termination of Mr. Wehner's employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: November 13, 2012	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer and General Counsel